Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Selected Consolidated Financial Data” and to the incorporation by reference in the Registration Statement (Form S-8, No. 333-138541) pertaining to the Amended and Restated 2000 Equity Incentive Plan, the 2006 Equity Incentive Plan and the 2006 Director Option Plan of Acme Packet, Inc., of our report dated March 7, 2007, with respect to the consolidated financial statements of Acme Packet, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Boston, Massachusetts March 13, 2007